Exhibit 1.1

The Walt Disney Company

(a Delaware corporation)

Fixed Rate
Medium-Term Notes, Series F

TERMS AGREEMENT

July 7, 2016

The Walt Disney Company
500 South Buena Vista Street
Burbank, California  91521

Attention:  Legal Department

Re:                             Distribution Agreement dated December 6, 2013

Reference is made to the Distribution Agreement dated December 6, 2013 (the “Distribution Agreement”) among The Walt Disney Company, a Delaware corporation (the “Company”), and the other parties thereto, which is incorporated herein by reference.  The several underwriters named below (the “Underwriters”) severally agree to purchase the following respective principal amounts of Medium-Term Notes, Series F, entitled 0.875% Notes Due 2019 (the “2019 Notes”), 1.850% Notes Due 2026 (the “2026 Notes”) and 3.000% Notes Due 2046 (the “2046 Notes” and, together with the 2019 Notes and the 2026 Notes, the “Notes”) set forth opposite their names:

Underwriter	Principal Amount of 2019 Notes	Principal Amount of 2026 Notes	Principal Amount of 2046 Notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$85,000,000	$170,000,000	$85,000,000
Morgan Stanley & Co. LLC	85,000,000	170,000,000	85,000,000
Goldman, Sachs & Co.	85,000,000	170,000,000	85,000,000
HSBC Securities (USA) Inc.	85,000,000	170,000,000	85,000,000
Wells Fargo Securities, LLC	85,000,000	170,000,000	85,000,000
Lloyds Securities Inc.	12,500,000	25,000,000	12,500,000
Loop Capital Markets LLC	12,500,000	25,000,000	12,500,000
TD Securities (USA) LLC	12,500,000	25,000,000	12,500,000
The Williams Capital Group, L.P.	12,500,000	25,000,000	12,500,000
Academy Securities, Inc.	5,000,000	10,000,000	5,000,000
CastleOak Securities, L.P.	5,000,000	10,000,000	5,000,000
Lebenthal & Co., LLC	5,000,000	10,000,000	5,000,000
MFR Securities, Inc.	5,000,000	10,000,000	5,000,000
Samuel A. Ramirez & Company, Inc.	5,000,000	10,000,000	5,000,000

Total	$500,000,000	$1,000,000,000	$500,000,000

Maturity Date:	2019 Notes: July 12, 2019
2026 Notes: July 30, 2026
2046 Notes: July 30, 2046

Original Issue Date:	July 12, 2016

Trade Date:	July 7, 2016

Public Offering Price:	2019 Notes: 99.664% plus accrued interest, if any, from July 12, 2016
2026 Notes: 97.897% plus accrued interest, if any, from July 12, 2016
2046 Notes: 96.212% plus accrued interest, if any, from July 12, 2016

Underwriting Discounts and Commissions:	2019 Notes: 0.200% 2026 Notes: 0.450% 2046 Notes: 0.750%

Price Payable to the Company by the Underwriters:	2019 Notes: 99.464%
2026 Notes: 97.447%
2046 Notes: 95.462%

Applicable Time:	4:00 p.m. (New York City time) on July 7, 2016

Settlement Date and Time:	July 12, 2016, at 7:00 a.m. Pacific Time

Denominations:	U.S. $2,000 or any integral multiple of U.S. $1,000 in excess of U.S. $2,000

Interest Rate:	2019 Notes: 0.875% per annum, accruing from July 12, 2016
2026 Notes: 1.850% per annum, accruing from July 12, 2016
2046 Notes: 3.000% per annum, accruing from July 12, 2016

Interest Payment Dates:	2019 Notes: Semi-annually on each January 12 and July 12, commencing on January 12, 2017
2026 Notes: Semi-annually on each January 30 and July 30, commencing on January 30, 2017
2046 Notes: Semi-annually on each January 30 and July 30, commencing on January 30, 2017

Day Count Convention:	30/360

The Notes shall have the further terms set forth in Schedule II hereto.

The certificate referred to in Section 6(a) of the Distribution Agreement and the opinions referred to in Section 6(b) of the Distribution Agreement will not be required.  The reasonable fees and disbursements of counsel to the Underwriters incurred in connection with the issuance and sale of the Notes will be paid by the Underwriters.  On the Settlement Date referred to above, the Company shall deliver to the Underwriters a letter, dated the Original Issue Date referred to above and substantially in the form of Schedule I hereto.

Default by One or More of the Underwriters:  If one or more of the Underwriters shall fail at the Original Issue Date referred to above to purchase the Notes which it or they are obligated to purchase under this Terms Agreement (the “Defaulted Notes”), the Representatives (as defined on the signature pages hereof) shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting Underwriters, or any other underwriters satisfactory to the Company, to purchase all, but not less than all, of the Defaulted Notes in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the Representatives shall not have completed such arrangements within such 24-hour period, then:

(a)                                 if the aggregate principal amount of the Defaulted Notes does not exceed 10% of the aggregate principal amount of the Notes to be purchased hereunder, the non-defaulting Underwriters shall be obligated, severally and not jointly, to purchase the full amount thereof in the respective proportions that their respective underwriting obligations hereunder bear to the underwriting obligations of all non-defaulting Underwriters, or

(b)                                 if the aggregate principal amount of the Defaulted Notes exceeds 10% of the aggregate principal amount of the Notes to be purchased hereunder, this Terms Agreement shall terminate without liability on the part of any non-defaulting Underwriter.

No action taken pursuant to this paragraph shall relieve any defaulting Underwriter from liability in respect of its default.

In the event of any such default which does not result in a termination of this Terms Agreement, the Representatives or the Company shall have the right to postpone the Original Issue Date for a period not exceeding seven days in order to effect any required changes in the pricing supplement dated July 7, 2016 relating to the Notes or in any other documents or arrangements.

European Economic Area:  In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (as defined below) (each, a “Relevant Member State”), each Underwriter severally represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Notes which are the subject of the offering contemplated by the Company’s Prospectus dated December 6, 2013, the accompanying Prospectus Supplement dated December 6, 2013, the free writing prospectus dated July 7, 2016 and the Pricing Supplement dated July 7, 2016 to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of such Notes to the public in that Relevant Member State at any time:

(a)                                 to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)                                 to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the Representatives for any such offer; or

(c)                                  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Notes shall require the Company or any Underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

United Kingdom:  Each Underwriter severally represents and agrees that:

•                  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”)) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

•                  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Each Underwriter severally represents to and agrees with the Company that it has not offered, sold or delivered and that it will not offer, sell or deliver, directly or indirectly, any of the Notes or distribute the pricing supplement and accompanying prospectus supplement and prospectus or any other material relating to the Notes, in or from any jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with the applicable laws and regulations thereof.

Without prejudice to the other provisions of this Terms Agreement and the Distribution Agreement, and except for registration under the Securities Act of 1933, as amended, and compliance with the rules and regulations of the Securities and Exchange Commission thereunder, the Company shall not have any responsibility for, and each Underwriter severally agrees with the Company that such Underwriter and its respective affiliates will obtain, any consent, approval or authorization required by them for the subscription, offer, sale or delivery by them of any of the Notes under the laws and regulations in force in any foreign jurisdiction to which they are subject or in or from which they make such subscription, offer, sale or delivery of any of the Notes.

THIS TERMS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES CREATED HEREBY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF TITLE 14 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND NEW YORK CIVIL PRACTICE LAW RULE 327(b).

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Representatives a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Company and the Underwriters in accordance with its terms.

Very truly yours,

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

By:	/s/ Keith Harman
	Name:	Keith Harman
	Title:	Managing Director

MORGAN STANLEY & CO. LLC

By:	/s/ Yurij Slyz
	Name:	Yurij Slyz
	Title:	Executive Director

For themselves and as Representatives (the “Representatives”) of the other Underwriters named herein

Accepted and agreed:

THE WALT DISNEY COMPANY

By:	/s/ Jon Headley
	Name:	Jon Headley
	Title:	SVP, Treasurer

SCHEDULE I

July 12, 2016

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

Morgan Stanley & Co. LLC

As Representatives of the several Underwriters

Gentlemen:

I am Associate General Counsel of The Walt Disney Company, a Delaware corporation (“Disney”), and have acted as such in connection with the issuance and sale by Disney of Medium-Term Notes, Series F, entitled 0.875% Notes Due 2019 (the “2019 Notes”), 1.850% Notes Due 2026 (the “2026 Notes”) and 3.000% Notes Due 2046 (the “2046 Notes” and, together with the 2019 Notes and 2026 Notes, the “Notes”) pursuant to the Terms Agreement, dated July 7, 2016 (the “Terms Agreement”), between Disney and each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC, as representatives of the several underwriters named therein (collectively, the “Underwriters”).

This letter is being furnished to you pursuant to the Terms Agreement.

In connection with this letter, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of such documents as I have deemed necessary or appropriate as a basis for this letter, including (a) the Registration Statement on Form S-3 (Registration No. 333-192690), filed with the Securities and Exchange Commission (the “Commission”) on December 6, 2013 (such Registration Statement (including the documents incorporated or deemed to be incorporated by reference in the Registration Statement or the Prospectus (as defined below) pursuant to Item 12 of Form S-3 under the Securities Act of 1933 (the “Incorporated Documents”)) being hereinafter referred to collectively as the “Registration Statement”), pertaining to Disney’s debt securities and other securities, (b) the Prospectus, dated December 6, 2013 (the “Base Prospectus”), the accompanying Prospectus Supplement, dated December 6, 2013 (the “Prospectus Supplement”) and the Pricing Supplement, dated July 7, 2016 (the “Pricing Supplement”), relating to the Notes, each of which was filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 (such Base Prospectus (including the Incorporated Documents), Prospectus Supplement and Pricing Supplement being hereinafter referred to collectively as the “Prospectus”), (c) an executed copy of the Terms Agreement and (d) the Pricing Term Sheet dated July 7, 2016 filed with the Commission as a free writing prospectus pursuant to Rule 433 under the Securities Act of 1933 relating to the 2019 Notes, 2026 Notes and 2046 Notes (the “Term Sheet”).

I have made such inquiry of such officers of Disney and its subsidiaries and counsel for Disney and examined such corporate records, certificates of officers of Disney, officers of Disney’s subsidiaries and of public officials and such other documents and such questions of law and fact as I have considered necessary or appropriate for the purposes of this letter.  In connection with my participation in the preparation of the Registration Statement, Prospectus and the Term Sheet, I have

I-1

not verified, independently, nor do I pass upon or assume any responsibility for, explicitly or implicitly, the accuracy, completeness or fairness of the statements contained therein.

Based upon and subject to the foregoing, nothing has come to my attention that leads me to believe that (a) the Registration Statement (including the information deemed to be a part thereof pursuant to Rule 430B under the Securities Act of 1933), at the time such Registration Statement became effective on July 7, 2016, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (b) the Pricing Disclosure Package, at the Applicable Time specified in the Terms Agreement, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or (c) the Prospectus, as of the date of the Terms Agreement or as of the date hereof, contained or contains any untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that, in each case, I express no opinion with respect to the financial statements, schedules and other financial data included or incorporated by reference therein or excluded therefrom or the exhibits to the Registration Statement, including the Trustee’s Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended.  As used in this paragraph, “Pricing Disclosure Package” means the Base Prospectus (including the Incorporated Documents) and the accompanying Prospectus Supplement, together with the Term Sheet.

This letter is rendered to you and the Underwriters, in their capacity as Underwriters, in connection with the offering and sale of the Notes, and this letter may not be used, circulated, quoted or otherwise referred to or relied upon for any other purpose or by any other person without my prior express written permission.

Very truly yours,

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SCHEDULE II

II-1

Filed Pursuant to Rule 433
Registration No. 333-192690
Pricing Term Sheet
July 7, 2016

The Walt Disney Company

0.875% Notes Due 2019
1.850% Notes Due 2026
3.000% Notes Due 2046

This free writing prospectus relates only to the securities of The Walt Disney Company (the “Company”) described below and should be read together with the Company’s prospectus supplement dated December 6, 2013 (the “Prospectus Supplement”), the accompanying prospectus dated December 6, 2013 (the “Prospectus”) and the documents incorporated and deemed to be incorporated by reference therein.

Issuer:	The Walt Disney Company

Title of Securities:

0.875% Notes Due 2019 (the “2019 Notes”)

1.850% Notes Due 2026 (the “2026 Notes”)

3.000% Notes Due 2046 (the “2046 Notes”)

The 2019 Notes, the 2026 Notes and the 2046 Notes (collectively, the “Notes”) will be part of a single series of the Company’s senior debt securities under the indenture (as defined in the Prospectus Supplement) designated as Medium-Term Notes, Series F. The 2019 Notes, the 2026 Notes and the 2046 Notes are sometimes referred to, individually, as a “tranche” of Notes.

Trade Date:	July 7, 2016

Settlement Date (T+3):	July 12, 2016

Use of Proceeds:

The Company intends to use the net proceeds from the sale of the Notes for general corporate purposes, which may include among others, the general corporate purposes identified under the caption “Use of Proceeds” in the Prospectus.

Proceeds to the Company:	$1,949,100,000 (after deducting the underwriting discounts and commissions but before deducting estimated offering expenses payable by the Company).

Maturity Date:	2019 Notes: July 12, 2019 2026 Notes: July 30, 2026 2046 Notes: July 30, 2046

Aggregate Principal Amount Offered:	2019 Notes: $500,000,000 2026 Notes: $1,000,000,000 2046 Notes: $500,000,000

Benchmark Treasury:	2019 Notes: 0.875% due June 15, 2019 2026 Notes: 1.625% due May 15, 2026 2046 Notes: 2.500% due February 15, 2046

Benchmark Treasury Price and Yield:	2019 Notes: 100-17 1/4; 0.689% 2026 Notes: 102-07; 1.383% 2046 Notes: 107-22+; 2.147%

Spread to Benchmark Treasury:	2019 Notes: plus 30 basis points 2026 Notes: plus 70 basis points 2046 Notes: plus 105 basis points

Price to Public (Issue Price):

2019 Notes: 99.664% plus accrued interest, if any, from July 12, 2016

2026 Notes: 97.897% plus accrued interest, if any, from July 12, 2016

2046 Notes: 96.212% plus accrued interest, if any, from July 12, 2016

Interest Rate:	2019 Notes: 0.875% per annum, accruing from July 12, 2016 2026 Notes: 1.850% per annum, accruing from July 12, 2016 2046 Notes: 3.000% per annum, accruing from July 12, 2016

Interest Payment Dates:

2019 Notes: Semi-annually on each January 12 and July 12, commencing on January 12, 2017

2026 Notes: Semi-annually on each January 30 and July 30, commencing on January 30, 2017

2046 Notes: Semi-annually on each January 30 and July 30, commencing on January 30, 2017

Regular Record Dates:

2019 Notes: December 28 or June 27, as the case may be, immediately preceding the applicable interest payment date

2026 Notes: January 15 or July 15, as the case may be, immediately preceding the applicable interest payment date

2046 Notes: January 15 or July 15, as the case may be, immediately preceding the applicable interest payment date

Underwriting Discounts and Commissions:	2019 Notes: 0.200% 2026 Notes: 0.450% 2046 Notes: 0.750%

CUSIP No.:	2019 Notes: 25468PDL7 2026 Notes: 25468PDM5 2046 Notes: 25468PDN3

ISIN No.:	2019 Notes: US25468PDL76 2026 Notes: US25468PDM59 2046 Notes: US25468PDN33

Optional Redemption:

The Notes of any tranche may be redeemed, in whole or in part, at the option of the Company, at any time or from time to time prior to their final maturity date, at a redemption price equal to the greater of the following amounts:

(1) 100% of the principal amount of the Notes of such tranche to be redeemed; or

(2)         as determined by the Independent Investment Banker (as defined below), the sum of the present values of the remaining scheduled payments of principal of and interest on the Notes of such tranche to be redeemed (not including any portion of any payments of interest accrued to the applicable redemption date) discounted to such redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 5 basis points in the case of the 2019 Notes, 10 basis points in the case of the 2026 Notes or 15 basis points in the case of the 2046 Notes, plus, in the case of both clauses (1) and (2) above, accrued and unpaid interest on the principal amount of the Notes of such tranche being redeemed to such redemption date.

Notwithstanding the foregoing, installments of interest on the Notes of any tranche that are due and payable on an interest payment date falling on or prior to a redemption date for the Notes of such tranche will be payable to the registered holders of such Notes (or one or more predecessor Notes of such tranche) of record at the close of business on the relevant regular record date, all as provided in the indenture.

“Treasury Rate” means, with respect to any redemption date for the Notes of any tranche, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Treasury Rate will be calculated on the third business day preceding the applicable redemption date. As used in the preceding sentence and in the definition of “Reference Treasury Dealer Quotation” below, the term “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

“Comparable Treasury Issue” means, with respect to any redemption date for the Notes of any tranche, the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Notes of such tranche that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any redemption date for the Notes of any tranche, (i) if the Independent Investment Banker obtains five Reference Treasury Dealer Quotations for that redemption date, the average of those Reference Treasury Dealer Quotations after excluding the highest and lowest of those Reference Treasury Dealer Quotations, (ii) if the Independent Investment Banker obtains fewer than five but more than one such Reference Treasury Dealer Quotations, the average of all of those quotations, or (iii) if the Independent Investment Banker obtains only one such Reference Treasury Dealer Quotation, such quotation.

“Independent Investment Banker” means one of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, Goldman, Sachs & Co., HSBC Securities (USA) Inc. and Wells Fargo Securities, LLC and their respective successors appointed by the Company to act as the Independent Investment Banker from time to time, or if any such firm is unwilling or unable to serve in that capacity, an independent investment banking institution of national standing appointed by the Company.

“Reference Treasury Dealer” means, with respect to any redemption date for the Notes of any tranche, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, Goldman, Sachs & Co., HSBC Securities (USA) Inc. and Wells Fargo Securities, LLC and their respective successors; provided that, if any such firm ceases to be a primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”), the Company will substitute another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date for the Notes of any tranche, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding that redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the Notes of any tranche to be redeemed. If fewer than all of the Notes of any tranche and all Additional Notes (as defined in the Prospectus Supplement), if any, with the same stated maturity and other terms (other than original issue date, issue price and first payment of interest) as the Notes of such tranche are to be redeemed at any time, selection of such Notes and Additional Notes, if any, for redemption will be made by the trustee (as defined in the Prospectus Supplement) by such method as the trustee shall deem fair and appropriate.

Unless the Company defaults in payment of the redemption price, interest on each Note or portion thereof called for redemption will cease to accrue on the applicable redemption date.

No Additional Amounts or Tax Redemption:

The provisions described in the Prospectus Supplement under the captions “Description of the Notes — Payment of Additional Amounts” and “Description of the Notes — Redemption for Tax Purposes” will not apply to the Notes.

Form of Notes:

The Notes of each tranche will be issued in the form of one or more global Notes in book-entry form and will be delivered to investors through the facilities of The Depository Trust Company for the accounts of its participants, which may include Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., against payment.

Currency:	The Notes will be denominated and payable in U.S. dollars.

Other:

The Notes will not be entitled to the benefit of any sinking fund and the Company will not be required to repurchase Notes at the option of the holders. The Notes are “fixed rate notes” as defined in the Prospectus Supplement.

Material United States Federal Income Tax Considerations:

For a discussion of the material United States federal income tax considerations related to the acquisition, ownership and disposition of the Notes, please see “Material United States Federal Income Tax Considerations” in the Prospectus Supplement, as supplemented by the discussion in the immediately following paragraphs captioned “Backup Withholding Rates” and “Foreign Account Tax Compliance Act”.

Backup Withholding Rates

The backup withholding rate is currently 28% for payments on the Notes (including gross proceeds from a sale of the Notes) that are subject to backup withholding. The backup withholding rate did not increase to 31% for payments made after December 31, 2010.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (commonly referred to as “FATCA”), currently apply to payments of interest and will apply to the gross proceeds from the sale or exchange of Notes after December 31, 2018.

Joint Bookrunning Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC Goldman, Sachs & Co. HSBC Securities (USA) Inc. Wells Fargo Securities, LLC

Co-Managers:	Lloyds Securities Inc. Loop Capital Markets LLC TD Securities (USA) LLC The Williams Capital Group, L.P.

Junior Co-Managers:	Academy Securities, Inc. CastleOak Securities, L.P. Lebenthal & Co., LLC MFR Securities, Inc. Samuel A. Ramirez & Company, Inc.

Plan of Distribution.  The following information supplements the information appearing under the caption “Plan of Distribution” in the Prospectus Supplement.  Pursuant to a terms agreement dated the date hereof, the joint bookrunning managers, co-managers and junior co-managers (collectively, the “underwriters”) named above, acting as principal, have severally agreed to purchase the Notes from the Company.  The several obligations of the underwriters to purchase the Notes are subject to conditions and they are obligated to purchase all of the Notes if any are purchased.  If an underwriter defaults, the terms agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the terms agreement may be terminated.

The Company estimates that expenses of the offering of the Notes payable by the Company, excluding underwriting discounts and commissions, will be $970,000.

Canada.  The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.  Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this document (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory.  The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area.  This free writing prospectus is not a prospectus for the purposes of the Prospectus Directive (as defined below).  This free writing prospectus has been prepared on the basis that all offers of the Notes offered hereby made to persons in the European Economic Area will be made pursuant to an exemption under the Prospectus Directive from the requirement to produce a prospectus in connection with offers of such Notes.  Neither the Company nor the underwriters have authorized, nor does it or do they authorize, the making of any offer of the Notes through any financial intermediary, other than offers made by the underwriters which constitute the final placement of the Notes contemplated in this free writing prospectus.  In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has severally represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Notes which are the subject of the offering contemplated by the Prospectus, the Prospectus Supplement, this free writing prospectus and any related pricing supplement to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of such Notes to the public in that Relevant Member State at any time:

(a)                                 to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)                                 to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

(c)                                  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Notes shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

United Kingdom.  This free writing prospectus, the Prospectus Supplement, the Prospectus and any related pricing supplement do not constitute an offer of Notes to the public in the United Kingdom. No prospectus has been or will be approved in the United Kingdom in respect of the Notes. The communication of this free writing prospectus, the Prospectus Supplement, the Prospectus, any related pricing supplement and any other document or materials relating to the issue of any Notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of Section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended. Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials is only being made to those persons in the United Kingdom falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or within Article 49(2)(a) to (d) of the Financial Promotion Order, or to any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”).  In the United Kingdom, the Notes offered hereby are only available to, and any investment or investment activity to which this free writing prospectus, the Prospectus Supplement, the Prospectus and any related pricing supplement relate will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this free writing prospectus, the Prospectus Supplement, the Prospectus and any related pricing supplement or any of their contents.

Each underwriter severally has represented and agreed that:

•                  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”)) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

•                  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Hong Kong.  The contents of the Prospectus, the Prospectus Supplement and this term sheet have not been reviewed or approved by any regulatory authority in Hong Kong.  The Prospectus, the Prospectus Supplement and this term sheet do not constitute an offer or invitation to the public in Hong Kong to acquire the Notes.  Accordingly, unless permitted by the securities laws of Hong Kong, no person may issue or have in its possession for the purpose of issue, the Prospectus, the Prospectus Supplement or this term sheet or any advertisement, invitation or document relating to the Notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than in relation to the Notes which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” (as such term is defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“SFO”) and the subsidiary legislation made thereunder) or in circumstances which do not result in the Prospectus, the Prospectus Supplement and this term sheet being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance of Hong Kong (Cap. 32 of the Laws of Hong Kong) (“CO”) or which do not constitute an offer or an invitation to the public for the purposes of the SFO or the CO.  The offer of the Notes is personal to the person to whom the Prospectus, the Prospectus Supplement or this term sheet has been delivered by or on behalf of the Company, and a subscription for the Notes will only be accepted from such person.  No person to whom a copy of the Prospectus, the Prospectus Supplement or this term sheet is issued may issue, circulate or distribute the Prospectus, the Prospectus Supplement or this term sheet in Hong Kong or make or give a copy of the Prospectus, the Prospectus Supplement or this term sheet to any other person.  You are advised to exercise caution in relation to the offer.  If you are in any doubt about the contents of the Prospectus, the Prospectus Supplement or this term sheet, you should obtain independent professional advice.

Japan.  The Notes have not been and will not be registered for a public offering in Japan pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended; the “FIEA”). The Notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan or having its principal office in Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Singapore.  The Prospectus Supplement, the Prospectus and this term sheet have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the Prospectus Supplement, the Prospectus and this term sheet and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the Notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the Notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer pursuant to Section 276(4)(i)(B) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

The issuer has filed a Registration Statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates.  Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated by telephone (toll free) at 1-800-294-1322 or Morgan Stanley & Co. LLC by telephone (toll free) at 1-866-718-1649.